                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       THE PEP BOYS - MANNY, MOE & JACK
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14-6(i)(2) or Item
     22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                       THE PEP BOYS -- MANNY, MOE & JACK
                          3111 West Allegheny Avenue
                       Philadelphia, Pennsylvania 19132

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 2, 1999

                               ----------------

To the Shareholders of The Pep Boys -- Manny, Moe & Jack:

  The 1999 annual meeting of shareholders of The Pep Boys -- Manny, Moe & Jack will be held at the Holiday Inn, 45 Industrial Highway, Essington, Pennsylvania, on Wednesday, June 2, 1999, at 9:00 a.m. for the following purposes:

  1. To elect three Class III Directors to hold office as specified in the proxy statement.

  2. To approve the adoption of the Company's 1999 Stock Incentive Plan.

  3. To approve the appointment of independent auditors.

  4. To act upon a shareholder proposal regarding declassification of the Board of Directors, if presented by its proponent.

  5. To act upon a shareholder proposal regarding the sale of the Company to the highest bidder, if presented by its proponent.

  6. To transact such other business as may properly come before the meeting.

  The close of business on Friday, April 9, 1999 has been fixed as the record date for the meeting. Only shareholders of record as of that date will be entitled to notice of and to vote at said meeting and any adjournment or postponement thereof.

  The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the meeting.

  The Board of Directors urges you to date, sign and return promptly the accompanying form of proxy to give voting instructions with respect to your shares of Common Stock. You are cordially invited to attend the meeting in person. The return of the accompanying form of proxy will not affect your right to vote in person if you do attend the meeting.

                                          Frederick A. Stampone

                                          Senior Vice President --
                                          Chief Administrative Officer &
                                          Secretary

April 27, 1999

                       THE PEP BOYS -- MANNY, MOE & JACK
                          3111 West Allegheny Avenue
                       Philadelphia, Pennsylvania 19132

                               ----------------

                                PROXY STATEMENT

                               ----------------

     Annual Meeting of Shareholders to be Held on Wednesday, June 2, 1999

                               ----------------

                                    GENERAL

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Pep Boys -- Manny, Moe & Jack (the "Company") for use at the Company's Annual Meeting of Shareholders (the "meeting") to be held on Wednesday, June 2, 1999 at 9:00 a.m. at the Holiday Inn, 45 Industrial Highway, Essington, PA 19029, for the purposes set forth in the foregoing Notice. This proxy statement, the foregoing Notice and the enclosed proxy are being sent to shareholders on or about April 27, 1999.

  The Company does not intend to bring any matters before the meeting except those indicated in the Notice and does not know of any matter which anyone else proposes to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the accompanying form of proxy, or their duly constituted substitutes acting at the meeting, will be deemed authorized to vote or otherwise to act thereon in accordance with their judgment on such matters. Discretionary authority to cumulate votes is also being solicited.

  If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "For" the nominees of the Board of Directors in the election of directors, subject to the discretion of the proxies to cumulate the votes in accordance with their judgment, "For" the proposal to approve the adoption of the 1999 Stock Incentive Plan, "For" the proposal to approve the appointment of independent auditors, "Against" the shareholder proposal regarding declassification of the Board of Directors, and "Against" the shareholder proposal regarding the sale of the Company to the highest bidder. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly authorized proxy bearing a later date, or by attending the meeting and voting in person.

  According to state law and the Company's By-laws, the presence of a quorum is required to transact business at the meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast on a particular matter. Proxies marked "Abstain" will be included in determining a quorum. On routine matters, brokers who hold customer shares in "street name" but have not timely received voting instructions from such customers have discretion to vote such shares. Accordingly, the presence of such votes at the meeting will be included in determining a quorum. Each shareholder proposal, however, is considered a non-routine matter by the New York Stock Exchange and, therefore, brokers who have not timely received voting instructions from their customers do not have discretion to vote those shares on such matter ("broker non-votes"). Accordingly, broker non-votes will not be included in determining a quorum with respect to either shareholder proposal.

  According to state law and the Company's By-laws, proposals must be approved by the affirmative vote of a majority of the votes cast at the meeting. Abstentions are not considered votes cast and therefore will have no effect on the outcome of the proposals.

                       OUTSTANDING SHARES, VOTING RIGHTS
                     AND SHAREHOLDINGS OF CERTAIN PERSONS

Outstanding Shares and Voting Rights

  At the close of business on Friday, April 9, 1999, the record date for the meeting, there were 52,587,642 outstanding shares of the Company's Common Stock ("Common Stock"), the only class of voting securities outstanding. Of these shares, 2,195,270 were held by the trustee under The Pep Boys-- Manny, Moe & Jack Flexitrust, a flexible employee benefits trust established on April 29, 1994 to fund a portion of the Company's obligations arising from various employee compensation and benefit plans. Under the terms of the Flexitrust, all shares held for participating employees by the trustee will be voted or not as directed by written instructions from the participating employees, and shares for which no instructions are received will be voted in the same proportion as the shares for which instructions are received. The record holders of Common Stock on the record date will be entitled to one vote per share on all matters (other than the election of directors) voted upon at the meeting and will be entitled to vote cumulatively in the election of directors. Cumulative voting entitles each shareholder to a number of votes equal to the number of shares owned by the shareholder on the record date multiplied by the number of directors to be elected, and the shareholder may cast all of his votes for one nominee for director or allocate the votes among all the nominees.

Share Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information respecting the equity securities of the Company beneficially owned at the close of business on April 9, 1999 by each holder of 5% or more of Common Stock, by each director and nominee for director of the Company, by each executive officer of the Company and by all executive officers and directors of the Company as a group. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares are deemed to be "beneficially owned" by a person, whether or not he has any economic interest in the shares, if he has or shares the power to vote or dispose of the shares.

                                                  Amount and Nature of
                     Name of                      Beneficial Ownership  Percent
                 Beneficial Owner                   of Common Stock     of Class
                 ----------------                 --------------------  --------
 FMR Corp........................................      6,135,437(/1/)     11.7%
  82 Devonshire Street
  Boston, MA 02109-3614

 The Prudential Insurance Company of America.....      3,995,863(/1/)     7.6%
  751 Broad Street
  Newark, NJ 07102-3777

 Capital Guardian Trust Company, Capital Interna-
  tional S.A., Capital International Limited and
  Capital International, Inc.....................      3,747,650(/2/)     7.1%
  11100 Santa Monica Boulevard
  Los Angeles, CA 90025-3384

 Lester Rosenfeld................................      1,155,211(/3/)
                                                         943,728(/3/a)
                                                       ---------
                                                       2,098,939           4.0%

 Benjamin Strauss................................        909,622(/4/)
                                                         994,310(/4/a)
                                                       ---------
                                                       1,903,932           3.6%

 Mitchell G. Leibovitz...........................      1,712,694(/5/)
                                                          55,000(/5/a)
                                                       ---------
                                                       1,767,694           3.3%

                                                   Amount and Nature of
                      Name of                      Beneficial Ownership  Percent
                 Beneficial Owner                    of Common Stock     of Class
                 ----------------                  --------------------  --------
 Michael J. Holden................................        218,548(/6/)
                                                           55,000(/5/a)
                                                        ---------
                                                          273,548             +

 Mark L. Page.....................................        194,775(/7/)        +
 Frederick A. Stampone............................        122,301(/8/)        +
 Bernard J. Korman................................         97,039(/9/)        +
 Lennox K. Black..................................         73,239(/10/)       +
 Myles H. Tanenbaum...............................         20,212(/11/)       +
 J. Richard Leaman, Jr............................         19,847(/12/)       +
 Robert E. Brann..................................         10,000(/13/)       +
 Malcolmn D. Pryor................................          6,701(/14/)       +
 Total of all Executive Officers and Directors
  as a Group (12 Persons).........................      6,533,227(/15/)    12.0%

--------
+    Represents less than 1%.
(1)  Based upon information disclosed in Schedule 13-G dated February 1, 1999.
(2)  Based upon information disclosed in Schedule 13-G dated February 8, 1999.
(3) This includes 50,976 shares owned by Mr. Rosenfeld's spouse, 45,000 shares owned by a trust in which Mr. Rosenfeld has a beneficial interest, 66,200 shares owned by two trusts in which Mr. Rosenfeld and his spouse have beneficial interests and 13,039 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(3a) This includes 483,200 shares owned by The Emanuel Rosenfeld Foundation, a non-profit charitable foundation of which Mr. Rosenfeld is a co-trustee, 406,412 shares owned by various trusts of which Mr. Rosenfeld and his spouse are co-trustees and 54,116 shares owned by various trusts of which Mr. Rosenfeld's spouse is a co-trustee.
(4) This includes 66,384 shares owned by a trust in which Mr. Strauss has a beneficial interest, 10,795 shares issuable pursuant to non-qualified stock options exercisable within 60 days, 1,406 shares owned by Mr. Strauss' spouse and 36,679 shares owned in custody or trust for the benefit of Mr. Strauss' minor child.
(4a) These shares are owned by The Strauss Foundation, a non-profit charitable foundation, of which Mr. Strauss is a co-trustee.
(5) This includes 56,841 shares owned by two trusts which benefit Mr. Leibovitz' children of which Mr. Leibovitz' spouse is a co-trustee, 45,623 shares owned by Mr. Leibovitz' spouse, 100,000 shares owned by an irrevocable Grantor Retained Annuity Trust for the benefit of Mr. Leibovitz for which Mr. Leibovitz' spouse acts as trustee and 1,200,000 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days. Mr. Leibovitz disclaims beneficial ownership in stock held by Mr. Leibovitz' spouse.
(5a) These shares are owned by a trust for the Company's defined benefit pension plan, of which Messrs. Leibovitz and Holden are co-trustees. Messrs. Leibovitz and Holden disclaim beneficial ownership in such stock.
(6) This includes 159,000 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days.
(7) This includes 193,120 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days.
(8) This includes 115,000 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days and 32 shares owned by Mr. Stampone's minor child.
(9) This includes 13,039 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(10) This includes 33,039 shares issuable pursuant to non-qualified stock options exercisable within 60 days and 200 shares owned by Mr. Black's spouse. Mr. Black disclaims beneficial ownership in stock held by Mr. Black's spouse.
(11) This includes 5,212 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(12) This includes 17,847 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(13) This represents shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days.
(14) This includes 6,301 shares issuable pursuant to non-qualified stock options exercisable within 60 days and 400 shares owned by Mr. Pryor's spouse. Mr. Pryor disclaims beneficial ownership in stock held by Mr. Pryor's spouse.
(15) This includes 1,776,392 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days granted to all executive officers and directors. Totals do not add in order to avoid double counting of positions as co-trustee.

                             ELECTION OF DIRECTORS

Nominees for Election

  At the meeting, the shareholders will elect three Class III directors to hold office, subject to the provisions of the Company's By-laws, until the Annual Meeting of Shareholders in 2002 and until their respective successors shall have been duly elected and qualified. The Company's Board of Directors is presently comprised of eight directors. The Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The terms of the present Class III directors expires at the meeting. Unless contrary instructions are given, the persons named in the enclosed proxy or their substitutes will vote for the election of the nominees named below, reserving the right to cumulate votes according to their judgment. The Board of Directors believes that all of the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees. The three nominees for director receiving a plurality of the votes cast will be elected.

  The nominees for election as Class III directors to serve until the Annual Meeting of Shareholders in 2002 and the directors whose terms of office continue after the meeting, together with certain information about them, are as follows:

                                              Has
                                             Been a
                                            Director  Term    Present Position
   Name                                 Age  Since   Expires    With Company
   ----                                 --- -------- ------- -------------------
Class III Directors
 Mitchell G. Leibovitz.................  53   1985    1999   Director, Chairman,
                                                             CEO and President
 Lester Rosenfeld......................  73   1959    1999   Director
 Lennox K. Black.......................  69   1987    1999   Director

Class II Directors
 Bernard J. Korman.....................  67   1983    2000   Director
 J. Richard Leaman, Jr. ...............  64   1991    2000   Director

Class I Directors
 Benjamin Strauss......................  62   1970    2001   Director
 Myles H. Tanenbaum....................  68   1990    2001   Director
 Malcolmn D. Pryor.....................  52   1994    2001   Director

Occupations and Other Directorships Held by Directors and Nominees

  Mitchell G. Leibovitz has been an executive officer of the Company for more than the last five years.

  Lester Rosenfeld is retired. He was employed as an executive officer of the Company until December 31, 1981, and served as a part-time consultant to the Company for 10 years thereafter.

  Lennox K. Black is Chairman of the Board of Teleflex Incorporated, a diversified technical company active in aerospace, automotive, medical and industrial markets, the stock of which is traded on the New York Stock Exchange; until April 1995 he was also the Chief Executive Officer of such corporation. Mr. Black is also Chairman of the Board of Penn Virginia Corporation, and is a director of Quaker Chemical Corporation and ImageMax, Inc.

  Bernard J. Korman is Chairman of the Board of Philadelphia Health Care Trust, a private foundation, and of NutraMax Products, Inc., a public consumer healthcare products company. Until

October 1995, Mr. Korman was President, Chief Executive Officer and a director of MEDIQ Incorporated. Mr. Korman is also a director of The New America High Income Fund, Inc., Today's Man, Inc., Omega Healthcare Investors, Inc., Omega Worldwide, Inc. and Kranzco Realty Trust.

  J. Richard Leaman, Jr. is President of JRL Consulting Company. Until May 1995, Mr. Leaman was President and Chief Executive Officer of S.D. Warren Company, which manufactures and distributes coated and uncoated printing and publishing papers. From 1991 until December 1994, Mr. Leaman was Vice Chairman of the Board of Scott Paper Company. Mr. Leaman is also a director of Church & Dwight Co., Inc. and Ranpak Corp.

  Benjamin Strauss was an executive officer of the Company for many years until his retirement on February 1, 1992 and served as a part-time consultant to the Company for five years thereafter.

  Myles H. Tanenbaum is Chairman of the Board of Arbor Enterprises, owner and operator of a chain of shared office suites. Until December 1997, Mr. Tanenbaum was President, Chief Executive Officer and a director of Arbor Property Trust, a New York Stock Exchange listed real estate investment trust. Mr. Tanenbaum is also a trustee of Universal Health Realty Income Trust, a New York Stock Exchange listed real estate investment trust.

  Malcolmn D. Pryor is Chairman of the Board of Pryor, McClendon, Counts & Co., Inc., an investment banking firm headquartered in Philadelphia with offices in numerous cities in the United States. Until February 1998, Mr. Pryor was a director of PCS Development Corp.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINATED DIRECTORS.

Meetings and Committees of the Board of Directors

  The Board of Directors held four regularly scheduled meetings and one special meeting during the last fiscal year.

  The Board of Directors has a Compensation Committee, a Nominating Committee and an Audit Committee.

  The directors who are members of the Compensation Committee are Messrs. Tanenbaum, Black, and Korman. The Compensation Committee, which held three meetings during the last fiscal year, recommends the compensation for all officers of the Company.

  The directors who are members of the Nominating Committee are Messrs. Black, Korman and Tanenbaum. The Nominating Committee, which held one meeting during the last fiscal year, makes recommendations to the full Board concerning the qualifications and selection of candidates for election to the Board. The Committee will consider nominees recommended by shareholders. Such recommendations should be sent in writing to the Secretary of the Company, 3111 West Allegheny Avenue, Philadelphia, PA 19132, stating in detail the qualifications of such persons for nomination. In addition to the foregoing, a shareholder may be entitled to nominate one or more persons for election as a director at a meeting of the shareholders if the shareholder gives timely notice of such intention in writing to the President of the Company in accordance with the Company's By-laws. To be timely, the shareholder's notice must be delivered personally to, or mailed and received by the Company, at the principal executive offices of the Company addressed to the attention of the President, not less than 50 days nor more than 75 days prior to such meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure (including but not limited to the mailing of the meeting notice) of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such public disclosure was made. In addition, the shareholder's notice must set forth the names and addresses of the shareholder making the nomination and of the proposed nominees, a representation that said shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominees, the proposed nominees' principal occupation(s) and employment for the past 5 years, the written consent of each proposed nominee to serve as a director of the Company if so elected, a description of any other directorships held by the proposed nominees, and a description of all arrangements or understandings between each nominee and any other person or persons (such other person or persons to be named in the notice) pursuant to which the nomination or nominations are to be made or pursuant to which votes are to be cast or other actions taken at any meeting of the Company's shareholders. The presiding officer of the meeting may declare invalid any nomination not made in compliance with the foregoing procedure.

  The directors who are members of the Audit Committee are Messrs. Leaman, Pryor, and Tanenbaum. The Audit Committee, which held three meetings during the last fiscal year, reviews the audited financial statements of the Company and makes recommendations to the full Board on matters concerning the Company's audits.

  In the last fiscal year, each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and meetings held by the committee(s) on which such director served.

Compensation of Directors

  Non-management directors each were entitled to receive directors' fees at the rate of $20,000 per annum during fiscal year 1998, plus $2,500 per annum for each committee of the Board on which such director served. In addition to the fees they received pursuant to the preceding sentence, during fiscal year 1998 each of Messrs. Black, Korman and Tanenbaum received a fee of $10,000 for serving on an ad hoc strategic planning committee of the Board. Under a deferred compensation plan, directors' fees may be deferred in whole or in part at the election of the director. Compensation so deferred may be deemed to be invested in shares of Common Stock determined by reference to the market price on the date the same is deemed invested, if so designated by the director. Amounts deemed invested in shares are credited with dividends; other amounts accrue interest at the prime rate charged by the Company's principal lender.

  Under the 1990 Stock Incentive Plan (the "1990 Plan"), upon becoming a non-management director, each director is granted an option to purchase, at fair market value on the date of the grant, a number of shares of Common Stock which is equal to $150,000 divided by the fair market value of the shares on the date of the grant. Thereafter, on the fifth anniversary of the most recent grant of an option to that non-management director, the director will be granted an option to purchase, at fair market value on the date of the grant, that number of shares which is equal to $100,000 divided by the fair market value of the shares on the date of the grant. Options granted to non-management directors are exercisable in cumulative installments, one-fifth of which are immediately exercisable and one-fifth of which become exercisable on each of the next four anniversary dates.

  The 1990 Plan is administered by the Compensation Committee of the Board of Directors, which is composed of three non-management directors (the "Committee"). The Committee is authorized to interpret and implement the 1990 Plan and the documents entered into pursuant to the 1990 Plan, and to make all determinations necessary or advisable in administering the 1990 Plan.

  On March 26, 1998, the Committee recommended, and on March 31, 1998 the full Board of Directors approved, the grant of options to purchase 5,000 shares to each non-management director on the Board of Directors as of that date.

  Benjamin Strauss, an executive officer of the Company for many years, entered into a consulting and retirement agreement as of February 2, 1992 pursuant to which Mr. Strauss received certain retirement benefits in fiscal year 1998 and will continue to receive such benefits during the ten year period ending with fiscal year 2001. Benefits given to Mr. Strauss are in addition to the fees and options to which Mr. Strauss is entitled as a non-management director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Common Stock to file initial reports of ownership and reports of changes in ownership of the Common Stock. To the Company's knowledge, based solely upon a review of copies of such reports furnished to the Company, during fiscal year 1998, its executive officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements, except that one report required to be filed by Mr. Black in connection with the exercise of stock options was not timely filed and one report required to be filed by David V. Wachs, a former director of the Company whose term expired on June 3, 1998, in connection with the exercise of stock options and subsequent disposition of shares of Common Stock acquired through such exercise, was not timely filed.

                            EXECUTIVE COMPENSATION

  The following table sets forth, for each of the Company's last three fiscal years, the cash compensation paid or accrued by the Company, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and each of the Company's other executive officers:

                          Summary Compensation Table

                                                       Long Term
                             Annual Compensation      Compensation
                            ------------------------- ------------
                                                         Awards
                                                      ------------
                                                       Securities   All Other
         Name and           Fiscal Salary      Bonus   Underlying  Compensation
    Principal Position       Year    ($)        ($)    Options(#)     ($)(a)
    ------------------      ------ -------    ------- ------------ ------------
Mitchell G. Leibovitz......  1998  825,000        --    500,000      126,498(b)
 Chief Executive Officer
  and                        1997  812,020        --        --       126,448(b)
 President                   1996  741,466    431,250       --       125,657(b)

Michael J. Holden..........  1998  366,539        --    125,000        8,076
 Executive Vice President--
  Chief                      1997  346,539        --     25,000        7,625
 Financial Officer           1996  324,929    141,860    30,000        6,410

Mark L. Page...............  1998  266,539        --    100,000        1,873
 Senior Vice President--
  Store                      1997  245,673        --     25,700        1,814
 Operations                  1996  220,794     75,686    20,000        5,625

Frederick A. Stampone......  1998  243,474        --    100,000        5,835
 Senior Vice President--
  Chief                      1997  229,339        --        --         5,578
 Administrative Officer      1996  219,219     72,435       --         5,354

Robert E. Brann              1998   96,924(c)     --     50,000       39,014(d)
 Senior Vice President --    1997      --         --        --           --
 Merchandising               1996      --         --        --           --

--------
(a) All Other Compensation for fiscal year 1998 includes the following: (1) the amount contributed by the Company to each executive officer's account in the Company's 401(k) Savings Plan, as follows: Mr. Leibovitz -- $4,800; Mr. Holden -- $4,800; Mr. Page -- $0; Mr. Stampone -- $4,800; and Mr. Brann -- $0; and (2) the cost of group term life insurance premiums in excess of $50,000 of coverage provided by the Company on behalf of each executive officer, as follows: Mr. Leibovitz -- $5,472; Mr. Holden -- $3,276; Mr. Page -- $1,873; Mr. Stampone -- $1,035; and Mr. Brann --
    $264.
(b) Included in this amount is $116,226 in net premiums for a split-dollar life insurance policy on behalf of Mr. Leibovitz, which will be repaid to the Company upon surrender of the policy during Mr. Leibovitz' lifetime or upon his death.
(c) Mr. Brann's employment with the Company commenced on August 31, 1998.
(d) Included in this amount is $13,750 for expenses associated with moving and relocation and $25,000 for a relocation bonus.

Employment and Change in Control Agreements

  During fiscal year 1998, the Company entered into an employment agreement with Mr. Leibovitz, the Company's Chief Executive Officer and Chairman of the Board of Directors, which provides that the Company will continue to employ Mr. Leibovitz for not less than a three-year period ending on June 3, 2001. The agreement automatically renews for successive 3-year periods unless either party terminates it at least three months before expiration. During the term of the agreement, Mr. Leibovitz shall be entitled to receive a base salary in an amount not less than his base salary for fiscal year 1998, benefits comparable to those available to him prior to the agreement becoming effective, and a position with authority, status, duties and responsibilities consistent with those of the Chief Executive Officer and Chairman of the Board of a publicly traded corporation. In addition, upon a "change in control" of the Company, Mr. Leibovitz shall be entitled to receive an amount equal to three times his base salary and target bonus for the fiscal year during which the change in control occurs.

  During fiscal years 1998 and 1999, the Company entered into agreements with Messrs. Holden, Page, Stampone and Brann, the other executive officers of the Company, which generally become effective upon a "change in control" of the Company. The agreements will become effective for a term of two years with respect to each executive. During the term of each agreement, the executive would be entitled to compensation at a rate not less than his compensation immediately prior to the change in control becoming effective, including both base compensation and certain incentive compensation, benefits comparable to those available prior to the change in control, and a position with authority, status and responsibilities comparable in all material respects to those held previously. If the executive's position is changed after the agreement becomes effective, he has the right to terminate the agreement and receive a lump sum payment equal to the compensation to which he is entitled for the remaining term of the agreement, and he and his family are to receive the benefits to which he is entitled for the remaining term of the agreement or a payment equal to the value of those benefits.

  To the extent that any change in control payment to the Company's Chief Executive Officer or any of the Company's other executive officers, pursuant to the foregoing employment or change in control agreements, would subject the executive officer to an excise tax imposed by Section 4999 of the Internal Revenue Code (a parachute payment excise tax), the Company is obligated to pay such executive officer an additional payment to cover any such excise tax. In addition, a trust agreement has been established to better assure the Company's Chief Executive Officer and the Company's other executive officers of payment under the foregoing employment and change in control agreements if a change in control of the Company should occur.

Certain Relationships and Related Transactions

  During fiscal year 1997, the Company made advances to Mr. Page, Senior Vice President -- Store Operations, aggregating $140,000. Mr. Page delivered a promissory note to the Company for the amount of the indebtedness, providing for principal repayment, if not paid earlier, on December 18, 2002, and for interest payments during the term of the note at the rate of 5.2% per annum. As of April 9, 1999, the amount of indebtedness outstanding under the note is $140,000.

Stock Option Grants

  The following table sets forth information concerning the grant of stock options under the Company's 1990 Stock Incentive Plan to the Company's Chief Executive Officer and each of the Company's other executive officers during fiscal year 1998.

                       Option Grants in Last Fiscal Year

                                                                                 Potential Realized Value
                                                                                 at Assumed Annual Rates
                                                                               of Stock Price Appreciation
                                           Individual Grants                         for Option Term
                         ----------------------------------------------------- ----------------------------
                           Number of      % of Total
                           Securities       Options
                           Underlying     Granted to    Exercise or
                            Options      Employees in   Base Price  Expiration
          Name           Granted (#)(a) Fiscal Year (b)   ($/Sh)       Date       5% ($)        10% ($)
          ----           -------------- --------------- ----------- ---------- ------------- --------------
Mitchell G. Leibovitz...    300,000          11.9         23.125     3/31/08       4,362,956     11,056,588
                            200,000           8.0         22.375      6/3/08       2,814,303      7,131,997
Michael J. Holden.......    125,000           5.0         23.125     3/31/08       1,817,899      4,606,912
Mark L. Page............    100,000           4.0         23.125     3/31/08       1,454,319      3,685,529
Frederick A. Stampone...    100,000           4.0         23.125     3/31/08       1,454,319      3,685,529
Robert E. Brann.........     40,000           1.6         14.906     8/31/08         374,980        950,272
                             10,000           0.4         13.844     12/1/08          87,063        220,635

--------
(a) The options to Messrs. Leibovitz, Holden, Page, Stampone and Brann were granted at a price equal to fair market value on the date of grant and provide that 20% is exercisable immediately and an additional 20% is exercisable on each of the following four anniversaries of the date of grant.
(b) In fiscal year 1998, options to purchase 2,515,150 shares of Common Stock were granted to 2,027 individuals, including store and service department managers and their supervisors.

Stock Option Exercises and Holdings

  Neither the Company's Chief Executive Officer nor any of the Company's other executive officers exercised any options during fiscal year 1998. The following table sets forth information related to the number and value of unexercised options held by the Company's Chief Executive Officer and each of the Company's other executive officers on January 30, 1999.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                   Number of
                          Shares             Securities Underlying     Value of Unexercised
                         Acquired             Unexercised Options     In-the-Money Options at
                            on     Value    at Fiscal Year-End (#)    Fiscal Year-End ($)(a)
          Name           Exercise Realized ------------------------- -------------------------
                           (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
                         -------- -------- ----------- ------------- ----------- -------------
Mitchell G. Leibovitz...   --       --      1,000,000     500,000     1,793,750        --
Michael J. Holden.......   --       --        113,000     137,000        87,500        --
Mark L. Page............   --       --        158,980     108,420         7,862        --
Frederick A. Stampone...   --       --         95,000      80,000       271,875        --
Robert E. Brann.........   --       --         10,000      40,000        10,562     42,248

--------
(a) Based on the New York Stock Exchange Composite closing price as published in The Wall Street Journal for the last business day of the fiscal year ($15.75).

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consists of Myles H. Tanenbaum, Lennox K. Black, and Bernard J. Korman. There are no relationships of a nature required to be disclosed herein.

Report of Compensation Committee of the Board of Directors on Executive Compensation

  The Compensation Committee (the "Committee") is comprised of three non-management directors of the Company. The Committee reviews and recommends to the Board of Directors compensation for the executive officers of the Company named in the Summary Compensation Table and other officers of the Company. Individual performance is evaluated based on the specific responsibilities of the executive and the value of the services provided, the executive's management skills and experience and the individual's contribution to the overall performance and profitability of the Company. At the present time, executive compensation consists of base salary, bonus compensation under the Company's Incentive Bonus Plan ("Bonus Plan") and stock options under the Company's 1990 Stock Incentive Plan ("Option Plan"). The fiscal year 1998 base salaries and stock option grants for the Company's Chief Executive Officer and other executive officers set forth on page eight were reviewed and approved at meetings of the Committee held during fiscal years 1997 and 1998.

  In order to determine the Company's competitive position on each element of compensation for the Chief Executive Officer and the other executive officers, the Company retained the services of Towers Perrin, a nationally recognized executive compensation consulting firm. The consultant's recommendations, which were issued in March 1995 and updated in November 1997, were based on a comparison of the Company's compensation levels to a proprietary database comprised of over 500 companies, many of which are included in the Standard & Poor's 500 Stock Index. Additionally, the consultant made comparisons to the publicly available data for the other eight companies then comprising the Standard & Poor's Specialty Retail Index, in which the Company was also included.

  Base salaries are reviewed annually to properly reflect the experience, performance and scope of responsibility of the executives and to ensure that the salaries are at levels which are appropriate to attract and retain high quality individuals. The Chief Executive Officer did not receive a salary increase in fiscal years 1998 or 1999. The increases in the base salaries of the other executive officers in fiscal years 1998 and 1999 were based on subjective determinations taking into account the criteria described above.

  The Bonus Plan is administered by the Committee, which has the power and authority to take all actions and make all determinations which it deems necessary or desirable to effectuate, administer or interpret the Bonus Plan, including the power and authority to extend, amend, modify or terminate the Bonus Plan at any time and to change award periods and determine the time or times for payment of bonuses. The Committee establishes the bonus targets and performance goals, and establishes any other measures which may be necessary to meet the objectives of the Bonus Plan.

  On March 31, 1998, after careful consideration of an executive compensation study completed by Towers Perrin in March 1998, the Committee recommended, and the full Board of Directors approved, changes to the Bonus Plan for fiscal year 1998 and future years which established five categories of business criteria to be used to set performance goals for the Chief Executive Officer and the other executive officers. These categories are as follows: (1) earnings before interest and taxes; (2) net sales; (3) cash flow; (4) return on capital; and (5) customer satisfaction. The Committee will choose one or more business criteria to be used to measure the Company's performance for purposes of the Bonus Plan, and will set the target performance level for each criterion so chosen and the weighting of each such criterion versus the other criteria. The entire bonus payment under the Bonus Plan to the Company's Chief Executive Officer, and a portion of each bonus payment under the Bonus Plan to each of the other executive officers, is attributable to the Company's performance and will vary from year to year based upon the Company's actual performance relative to the Company's performance targets being used for the fiscal year. The balance of each bonus payment under the Bonus Plan to each such other executive officer of the Company is attributable to the officer's individual performance and will vary from year to year based upon a subjective determination of the officer's actual performance relative to the officer's individual or "small team" performance goals being used for the fiscal year.

  Compensation through stock options, which directly aligns the interests of management with those of shareholders, is a very significant part of the Company's executive compensation. The Company's practice is to make periodic grants of stock options to its executives. In making grants of stock options, the Committee considers both the performance of the executive and the time since the most recent grant. The intention is to provide a long-term incentive opportunity equal to the median of the broad industry and specialty retail databases. The Option Plan provides for the grant of non-qualified and incentive stock options at exercise prices equal to the fair market value on the date of grant. Options granted to the Chief Executive Officer and the other executive officers are generally exercisable for ten years, absent earlier termination of employment. All outstanding options held by executive officers provide for deferred vesting over four years, with one-fifth vesting on the date of grant and one-fifth vesting on each of the next four anniversaries of the grant. The provisions of the Option Plan provide executive officers of the Company with a significant interest in long-term growth in the price of the Company's Common Stock.

  A combination of base salary, the Bonus Plan and the Option Plan reflects the short and long term goals of the Company and aligns executive financial rewards with those of the Company's shareholders. The Company's philosophy is that overall compensation should be significantly related to the Company's performance in terms of earnings and increases in the Company's value as reflected by its stock price. Under most circumstances, the Company expects that compensation payable to the Company's named executive officers should meet the conditions required for full deductibility under Section 162(m) of the Internal Revenue Code. However, the Company believes that in order to effectively compete with other similarly situated companies in the acquisition and retention of top executive talent, the Company must have the flexibility to pay compensation that is not fully deductible under Section 162(m). All compensation earned by executive officers for fiscal year 1998 was fully deductible. The Option Plan is structured with the intention that compensation payable pursuant thereto qualifies as "performance based" compensation which is not subject to the $1 million deductibility limit under Section 162(m). Notwithstanding the Company's general policy, the Committee retains the authority to authorize payments that may not be deductible under Section 162(m) if it believes that such payments are in the best interests of the Company and its shareholders.

  This report is submitted by the Compensation Committee:

    Myles H. Tanenbaum
    Lennox K. Black
    Bernard J. Korman

Performance Graph

  The following graph compares the cumulative total return on the Company's shares over the past five fiscal years with the cumulative total return on shares of companies in (1) the Standard & Poor's 500 Index, and (2) an industry peer group comprised of those companies which currently comprise the Standard & Poor's Retail Specialty Index: AutoZone, Staples, Toys R Us and the Company.

             Comparison of Five-Year Cumulative Total Return Among the Company, the S&P 500 Index and an Industry Peer Group

                              [Table Appears Here]

                    JAN 1994  JAN 1995  JAN 1996  JAN 1997  JAN 1998  JAN 1999
--------------------------------------------------------------------------------
PEP BOYS              $ 100     $ 117     $ 104     $ 116     $  81     $  59
S&P 500 INDEX         $ 100     $ 101     $ 139     $ 176     $ 224     $ 296
INDUSTRY PEER GROUP   $ 100     $  81     $  62     $  75     $  80     $  66
--------------------------------------------------------------------------------

Pension and Other Benefit Plans

  The Company has a qualified defined benefit pension plan for all employees hired prior to February 2, 1992. Future benefit accruals on behalf of all employees were frozen as of December 31, 1996.

  The following table sets forth information concerning the amount of benefits available at normal retirement age under this plan, which are not subject to deduction for Social Security or other offset amounts, accrued to the Chief Executive Officer and each of the Company's other executive officers. The amount of annual benefits available is based on the employee's compensation level over the last five years and the number of years of participation in the plan. The maximum annual benefit is $20,000.

                                                                     Annualized
   Name                                                              Benefit($)
   ----                                                              ----------
   Mitchell G. Leibovitz............................................   20,000
   Michael J. Holden................................................   20,000
   Mark L. Page.....................................................   19,162
   Frederick A. Stampone............................................   20,000
   Robert E. Brann..................................................        0(a)

--------
(a) Mr. Brann's employment with the Company commenced on August 31, 1998. Consequently, he is not eligible to participate in the qualified defined benefit pension plan.

  The Company also has an executive supplemental pension plan, which is an unfunded deferred compensation plan for eligible employees who are key employees designated by the Board of Directors. All current executive officers of the Company are covered by this plan. The executive supplemental pension plan provides retirement and death benefits, which are not subject to deduction for Social Security or other offset amounts. The employees covered by this plan have a vested interest after five years as a participant in the plan. Death benefits under the plan are in the annual amount of 50% of the base salary of the eligible employee on the date of his death and are payable for 15 years or until his normal retirement date, whichever is later. The plan also provides for the lump sum distribution of the present value of the accrued benefits of an eligible employee following a termination of employment in connection with a "change in control" of the Company. A "change in control" shall be deemed to have taken place if: (i) any person, including a "group" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes (other than as a result of a purchase from the Company) the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company (excluding shares of the Company owned by such person prior to the date of the executive supplemental pension plan), and such beneficial ownership continues for five consecutive days, or (ii) within a period of two consecutive years, as the result of, or in connection with, any cash tender or exchange offer (other than by the Company), merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors of the Company prior to such event shall cease for any reason to constitute at least a majority of the Board of Directors of the Company or any successor. A trust agreement has been established to better assure executive officers of payment of these benefits if such events occur.

  The executive supplemental pension is based upon the highest average compensation of the executive officer for a five year period, except in the case of the Company's Chief Executive Officer, in which event it is based on the highest average compensation for a three year period. For fiscal years prior to 1995, base salary only is included in such determination; for fiscal year 1995 and thereafter, both base salary and the executive officer's bonus under the Bonus Plan is included. The following chart shows, based on the highest average salary for the appropriate time period, including bonus where applicable, the approximate annuity under both pension plans, commencing at the employee's normal retirement date (age 65) and payable for the longer of ten years or life:

                              Pension Plan Table

                                         Estimated Annual Retirement Income ($)
                                                    Years of Service
                                         ---------------------------------------
   Average Included                                                      25 and
   Compensation                             5      10      15      20     over
   ----------------                      ------- ------- ------- ------- -------
     200,000............................  20,000  40,000  60,000  80,000 100,000
     400,000............................  40,000  80,000 120,000 160,000 200,000
     600,000............................  60,000 120,000 180,000 240,000 300,000
     800,000............................  80,000 160,000 240,000 320,000 400,000
   1,000,000............................ 100,000 200,000 300,000 400,000 500,000
   1,200,000............................ 120,000 240,000 360,000 480,000 600,000
   1,400,000............................ 140,000 280,000 420,000 560,000 700,000
   1,600,000............................ 160,000 320,000 480,000 640,000 800,000

  The credited years of service under the pension plans for each of the Company's Chief Executive Officer and other executive officers, in the order in which they are named on the Summary Compensation Table, are 20, 19, 23, 16 and 0, respectively.

               PROPOSAL TO APPROVE THE ADOPTION OF THE COMPANY'S
                           1999 STOCK INCENTIVE PLAN

  On May 21, 1990, the shareholders of the Company approved the adoption of the Company's 1990 Stock Incentive Plan (the "1990 Plan"). The purpose of the 1990 Plan is to recognize the contributions made to the Company by its key employees, including store and service managers, their supervisors, administrators and professional support staff, and officers and members of the Board of Directors of the Company; to provide such persons with an additional incentive to devote themselves to the Company's future success; and to improve the Company's ability to attract and retain individuals upon whom the Company's sustained growth and financial success depend. Under the 1990 Plan, as subsequently amended with the approval of the Board of Directors and the shareholders, 6,000,000 shares of Common Stock ("Shares") have been made available for awards.

  The 1990 Plan will expire by its terms on March 28, 2000. The Board of Directors has unanimously approved, and recommends that the shareholders approve, the adoption of a 1999 Stock Incentive Plan (the "1999 Plan"). The material provisions of the 1999 Plan are as follows:

  Number of Shares. The 1999 Plan authorizes the granting of awards in the form of stock options or restricted stock, or a combination thereof (collectively, the "Awards"). The aggregate maximum number of Shares available for Awards is 2,000,000, subject to adjustment to reflect changes in the Company's capitalization. No person may be granted Awards under the 1999 Plan covering more than 500,000 Shares in any one calendar year.

  Market Value. On April 9, 1999, the closing price for Common Stock on the New York Stock Exchange was $15.25.

  Administration. The 1999 Plan may be administered by the Board of Directors of the Company or by a committee designated by the Board of Directors composed of two or more non-management directors. At present, it is intended that the 1999 Plan will be administered by the Compensation Committee of the Board of Directors, which is composed of three non-management directors (the "Committee"). The Committee is authorized to interpret and implement the 1999 Plan and the documents entered into pursuant to the 1999 Plan, and to make all determinations necessary or advisable in administering the 1999 Plan. Awards will be evidenced by written Award agreements containing provisions consistent with the 1999 Plan and such other provisions as the Committee deems appropriate.

  Eligibility. The 1999 Plan will be open to participation by all key employees and directors of the Company. As of March 23, 1999, the Company had an aggregate of 2,115 employees and 7 non-management directors eligible to participate in the 1999 Plan. The 1999 Plan provides that each non-management director, without any action by the Committee, will automatically receive option grants as described hereafter and that no other Awards will be made to those directors under the 1999 Plan unless the Committee determines otherwise. Each non-management director when first elected to the Board of Directors will be granted an option to purchase, at fair market value on the date of the grant, a number of Shares which is equal to $150,000 divided by the fair market value of the Shares on the date of grant. On the fifth anniversary of the initial grant to such non-management director of an option under the 1999 Plan or any other stock option plan previously or hereafter adopted by the Company, and on each fifth anniversary thereafter, such director will be granted an option to purchase, at fair market value on the date of the grant, that number of Shares which is equal to $100,000 divided by the fair market value of the Shares on the date of the grant. All options granted to non-management directors vest and become exercisable in cumulative installments over a four year period, with one-fifth vesting on the date of grant and one-fifth vesting on each of the next four anniversaries of the grant.

  Term of Plan. No awards may be made under the 1999 Plan after March 23, 2009.

  Options. The exercise price of all options granted under the 1999 Plan shall be not less than 100% of the fair market value of the shares on the date the option is granted or, in the case of an incentive stock option (ISO) within the meaning of Section 422 of the Internal Revenue Code (the "Code"), at least 110% of the fair market value of the Shares on the date the option is granted if the optionee owns, directly or by attribution, Shares possessing more than 10% of the total voting power of all of the Common Stock of the Company. Both ISOs and options not intended to qualify as ISOs (Nonqualified Options) may be granted under the 1999 Plan. Unless an option is specifically designated at the time of grant as an ISO, options issued under the 1999 Plan will be Nonqualified Options.

  Termination of Options. All options terminate on the earliest of (a) the expiration of the term specified in the option, which shall not exceed (i) ten years from the date of grant or (ii) in the case of an ISO, five years from the date of grant if the recipient on the date of grant owns, directly or by attribution, Shares possessing more than 10% of the voting power of the Common Stock of the Company; (b) the expiration of sixty days from the date the optionee's employment or service terminates for any reason other than disability, death or cause (as defined in the 1999 Plan); (c) the expiration of 180 days from the date the optionee's employment or service terminates by reason of disability or death; (d) the date that an optionee's employment or service terminates for cause; (e) immediately upon the occurrence of a willful breach of the terms of an optionee's employment contract or an act of disloyalty (as defined in the 1999 Plan) by an optionee to the Company; or (f) the date set by the Committee to be an accelerated expiration date in the event of a dissolution or liquidation of the Company or upon the occurrence of certain other corporate transactions.

  Payment for Options. An optionee may pay for Shares issuable upon exercise of an option in a combination of cash or certified check or, if the option so provides, in Shares held by the optionee based on the fair market value of the Shares at the time of payment.

  Restricted Stock Awards. Restricted stock awards are Shares issued in the name of the recipient (the "Restricted Stock"), but which are subject to restrictions on transfer and risks of forfeiture. The Committee determines the restrictions and conditions applicable to the issuance of Restricted Stock, and the period of time during which Restricted Stock remains subject to such restrictions and conditions, which period shall be at least one year (the "Restricted Period"). The conditions must be satisfied in order for the Restricted Stock to vest in the recipient without risk of forfeiture. The unvested shares of Restricted Stock are subject to forfeiture if the recipient fails to remain in the employ of the Company during the Restricted Period except in the case of death or disability. Except as otherwise determined by the Committee, the recipient shall have all of the rights of a holder of Shares during the

Restricted Period, including without limitation the right to receive such dividends as may be declared from time to time and the right to vote the Restricted Stock.

  Amendments. The Board of Directors may amend the 1999 Plan from time to time in such manner as it may deem advisable. However, the Board of Directors may not, without obtaining shareholder approval within 12 months before or after such action, change the class of individuals eligible to receive an ISO, extend the expiration date for the grant of ISOs under the 1999 Plan, decrease the minimum exercise price of an ISO granted under the 1999 Plan or increase the maximum number of shares as to which options may be granted under the 1999 Plan or the maximum number of Shares as to which options may be granted to any individual in any calendar year.

  Tax Aspects of the Plan. For Federal income tax purposes under the Code, a recipient of an ISO will not recognize taxable income upon either the grant or exercise of the ISO. Such an optionee will recognize long-term capital gain or loss on a disposition of the Shares acquired upon exercise of ISOs provided the optionee does not dispose of the Shares within two years from the date the ISO is granted or within the year after the Shares subject to the option were transferred to him. If the optionee satisfies both of the foregoing holding periods, the Company will not be allowed a tax deduction by reason of the grant or exercise of an ISO.

  For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an ISO generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised a Nonqualified Option. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/her potential liability under the alternative minimum tax.

  Under current Federal income tax law, a recipient of a Nonqualified Option will not recognize taxable income at the time of grant, and the Company will not be allowed a tax deduction by reason of the grant. Such an optionee will, in general, recognize ordinary income in the taxable year in which he or she exercises the Nonqualified Option, in an amount equal to the excess of the fair market value of the Shares at the time of exercise over the exercise price of the option, and the Company will be allowed a tax deduction in that amount. Upon disposition of the Shares subject to the option, the optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held the Shares prior to disposition, equal to the difference between the amount realized on disposition and the optionee's basis in the Shares subject to the option (which basis ordinarily is the fair market value of the Shares on the date the option was exercised).

  As a result of the rules under Section 16(b) of the Exchange Act of 1934, and depending upon the particular exemption from the provisions of Section 16(b) utilized, officers and directors of the Company and persons owning more than 10% of the outstanding shares of the Common Stock ("Insiders") may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of options. Generally, Insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular option. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular option.

  New Plan Benefits. Because the grant of options under the 1999 Plan is completely within the discretion of the Committee, the Company cannot forecast the benefits or amounts that will be granted in the future nor the degree to which benefits and amounts would have been granted by the Committee in the last fiscal year had the 1999 Plan been in place at such time.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

          PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS

  Subject to approval by the shareholders, the Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors with respect to the consolidated financial statements of the Company and its subsidiaries for the current fiscal year. If the shareholders do not approve this selection by the affirmative vote of a majority of the votes cast at the meeting, other independent auditors will be considered by the Board upon the recommendation of the Audit Committee.

  A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                SHAREHOLDER PROPOSAL REGARDING DECLASSIFICATION
                           OF THE BOARD OF DIRECTORS

  Charles Miller, 23 Park Circle, Great Neck, New York 11024, beneficial owner of 250 shares of Common Stock as of October 7, 1998, has notified the Company that he intends to introduce the following resolution at the meeting:

    "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

  In support of this proposal, Mr. Miller stated the following:

    "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

    I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

    The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

    I urge your support, vote for this resolution."

STATEMENT OF THE COMPANY IN OPPOSITION TO SHAREHOLDER PROPOSAL

  In 1983 the shareholders of the Company approved a proposal to amend the Company's By-laws to divide the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. The Board of Directors continues to believe that a classified Board of Directors provides important benefits to both the Company and its shareholders.

  A classified Board helps provide continuity and consistency of business strategy and policy. Because approximately two-thirds of the directors remain in office each year, the classified system helps ensure that experienced individuals, familiar with the Company's business and affairs, will be on the Board at all times. At the same time, the annual election of one-third of the Board of Directors gives shareholders the opportunity to review corporate decision-making, while avoiding the sudden and disruptive changes in corporate policies that could arise if an entirely new group of directors were elected in a single year.

  The Board also believes that the staggered system of electing directors affords the Company valuable protection against an unsolicited or unfriendly proposal to take over the Company. A classified Board is intended to encourage a person seeking to obtain control of the Company to negotiate with the Board. Because at least two shareholders' meetings will generally be required to effect a change in control of the Board, the classified system gives the incumbent directors the time and leverage necessary to review any takeover proposal, to negotiate a more favorable result, to consider alternative strategies and to assure that shareholder value is maximized.

  If approved by the shareholders, the proposal would not in itself declassify the Board. Instead, it would serve as a recommendation to the Board to take the necessary steps to end the staggered system of electing directors. To declassify the Board, the Board would be required to propose to the shareholders an amendment to the relevant provisions of the Company's By-laws. In order for such amendment to be adopted, an affirmative vote of 80% of the outstanding shares of the Company's common stock in favor of the amendment would be required.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE FOREGOING SHAREHOLDER PROPOSAL.

                      SHAREHOLDER PROPOSAL REGARDING SALE
                     OF THE COMPANY TO THE HIGHEST BIDDER

  William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, beneficial owner of 1,200 shares of Common Stock as of August 27, 1998, has notified the Company that he intends to introduce the following resolution at the meeting:

    "RESOLVED that the shareholders of The Pep Boys -- Manny, Moe & Jack Corporation urge The Pep Boys -- Manny, Moe & Jack Board of Directors to arrange for the prompt sale of The Pep Boys -- Manny, Moe & Jack to the highest bidder."

  In support of this proposal, Mr. Steiner stated the following:

    "The purpose of the Maximize Value Resolution is to give all The Pep Boys -- Manny, Moe, & Jack shareholders the opportunity to send a message to the The Pep Boys -- Manny, Moe & Jack Board that they support the prompt sale of The Pep Boys -- Manny, Moe & Jack to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the The Pep Boys -- Manny, Moe & Jack shares represented and entitled to vote at the annual meeting, the

    Maximize Value Resolution will not be binding on the The Pep Boys --Manny, Moe & Jack Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

    The prompt auction of The Pep Boys -- Manny, Moe & Jack should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

    The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

    I urge your support, vote for this resolution."

STATEMENT OF THE COMPANY IN OPPOSITION TO SHAREHOLDER PROPOSAL

  The Board of Directors has implemented a number of initiatives designed to enhance and maximize shareholder value during the past year. It believes that a "prompt sale of [the Company] to the highest bidder" would not properly recognize the value of these initiatives and future prospects of the Company and, therefore, would not be in the best interest of the Company, its shareholders and employees.

  During fiscal year 1998, the Company took several steps to shift its operating model, re-deploy its assets and enhance its prospects for the future. These initiatives included an inventory reduction of $128 million, the rollout of a commercial delivery program, a reduction in capital spending of over $100 million, and the sale of 100 non-tire/non-service "Pep Boys Express" stores for $108 million. Although the Company's earnings and share price declined in 1998, in large part as a result of special costs and write-offs associated with the initiatives outlined above, the Board remains optimistic about the Company's performance in 1999 and beyond. The actions taken by the Company in 1998 have positioned the Company for both a rebound in earnings in 1999 and significant growth opportunities in the years ahead.

  In light of the foregoing, and the fact that the Company's stock was trading near its book value, the Company initiated a major repurchase of its Common Stock on December 23, 1998, further underscoring the Board's perception of the Company's upside potential. On February 1, 1999, the Company announced that it had repurchased 11,276,698 shares of common stock at $16 per share. Since the repurchase will be accretive to earnings, it will enhance the Company's future earnings per share, effective the quarter ending May 1, 1999, and should therefore have a positive impact on the Company's share price.

  If approved by the shareholders, the proposal would serve merely as a recommendation to the Board to take the necessary steps to sell the Company to the highest bidder. As this has been a year of great transition, the Board believes that taking steps to sell the Company to the highest bidder is not in the best interest of the Company or its shareholders. Since most bidders may be unable to properly value the initiatives and the future prospects of the Company, the management and resources of the Company are better utilized by focusing on the Company's long-term objectives, which include enhancement of shareholder value.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE FOREGOING SHAREHOLDER PROPOSAL.

                        COST OF SOLICITATION OF PROXIES

  The accompanying form of proxy will be voted as specified at the meeting.

  The expense of the solicitation of the proxies, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of the proxy material, said solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or other persons who may be engaged to perform soliciting activities.

                           PROPOSALS OF SHAREHOLDERS

  All proposals which any shareholder of the Company desires to present at the next annual meeting and to have included in the next Board of Directors' Proxy Statement and form of proxy relating to that meeting must be received by Frederick A. Stampone, Senior Vice President--Chief Administrative Officer & Secretary of the Company, at the address of the Company appearing on the first page of the Proxy Statement, no later than December 20, 1999.

  In addition to the foregoing, the Company's By-laws provide that a shareholder may be entitled to present an item of business at a meeting of the shareholders if the shareholder gives timely notice of such intention in writing to the President of the Company. To be timely, the shareholder's notice must be delivered to, or mailed and received by, the Company, addressed to the attention of the President, at the principal executive offices of the Company not less than 50 days nor more than 75 days prior to such meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure (including but not limited to the mailing of the meeting notice) of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the 10th day following the day on which such public disclosure was made. The shareholder's notice must set forth a general description of each item of business proposed to be brought before the meeting, the name and address of the shareholder proposing to bring such item of business before the meeting and a representation that the shareholder intends to appear in person or by proxy at the meeting. The presiding officer of the meeting may refuse to consider any business that shall be brought before any meeting of shareholders of the Company other than as provided herein.

                          ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THE PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO FREDERICK A. STAMPONE, SENIOR VICE PRESIDENT--CHIEF ADMINISTRATIVE OFFICER & SECRETARY, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                           [Bind-in Response Card]

                                   [FRONT]


During 1999, Pep Boys will continue to send quarterly earnings releases only to those shareholders who request them. If you would like to receive such information for fiscal year 1999, please complete the information below, affix postage and return to us by June 14, 1999.

                         PLEASE TYPE OR PRINT CLEARLY

Name ______________________________  Fax Number _______________________________

Address ___________________________  E-Mail Address ___________________________

City ____________________ State _____________________ Zip ____________________

Would you prefer that the information be: (please circle one)

                           Mailed   Faxed   E-mailed

                  We will try to accommodate your preference.


                                    [BACK]

                              Please affix Postage
Investor Relations
The Pep Boys--Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, PA 19132

                       THE PEP BOYS - MANNY, MOE & JACK

            ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD JUNE 3, 1998

                  THE BOARD OF DIRECTORS SOLICITS THIS PROXY

  The undersigned hereby appoint(s) Mitchell G. Leibovitz, Michael J. Holden, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of The Pep Boys -- Manny, Moe & Jack that the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

  THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSAL NUMBER 2, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

                         (TO BE SIGNED ON REVERSE SIDE)

--

[X] Please mark your vote as in this example.

    The Board of Directors recommends a vote "FOR" Items 1, 2 and 3.


                                FOR all       WITHHOLD AUTHORITY
                                nominees       for all nominees
1. Election of Directors.        [ ]                [ ]

Nominees: Mitchell G. Leibovitz Lester Rosenfeld Lennox K. Black

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

--------------
                                                     FOR     AGAINST    ABSTAIN

2. To approve the adoption of the Company's          [ ]       [ ]        [ ]
   1999 Stock Incentive Plan.

3. To ratify the appointment of Deloitte &           [ ]       [ ]        [ ]
   Touche LLP as the Company's independent
   auditors.
-------------------

The Board of Directors recommends a vote "AGAINST" Items 4 and 5.

                                                     FOR     AGAINST    ABSTAIN

4. Shareholder proposal to recommend to the          [ ]       [ ]        [ ]
   Board that it take the steps necessary
   to declassify the Board.

5. Shareholder proposal to recommend to the          [ ]       [ ]        [ ]
   Board that it take the steps necessary
   to sell the Company to the highest bidder.


Signature(s):_____________ Date:_______ Signature(s):______________ Date:_______
NOTE: Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each joint owner should sign.